Exhibit 10.18(a)

LYONDELL CHEMICAL COMPANY

AMENDED AND RESTATED 1999 INCENTIVE PLAN

AWARD AGREEMENT

Lyondell Chemical Company (“Company)” has granted the Participant a right to receive an Award (“Grant”) under the Lyondell Chemical Company Amended and Restated 1999 Incentive Plan (the “Plan”), effective on the date specified in the Grant letter (“Grant Date”).

I. GENERAL TERMS

1. Relationship to Plan.

This Award is subject to all Plan terms, conditions, provisions and any administrative interpretations which the Committee has adopted and which are in effect, including adjustment as provided in Section 11 of the Plan. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan.

2. Vesting on Death, Disability or Retirement.

If the Participant has been in continuous Employment since the Grant Date, this Award shall become fully vested or exercisable, irrespective of the limits on exercise or vesting, on Employment termination due to death, Disability or Retirement.

3. Change in Control.

If the Participant has been in continuous Employment since the Grant Date and a Change in Control occurs prior to the vesting or exercise of an Award under Section II, any non-vested or non-exercisable Awards under this Award Agreement shall become fully vested or exercisable on the Change in Control. If the Participant’s employment is terminated by the Company within a two year period following a Change in Control for reasons other than cause, Awards shall remain exercisable for the balance of the exercise period. Performance-Based Awards shall become payable to the Participant as if the Change in Control date occurred at the end of the applicable Performance Cycle and as if the Target Performance level was reached on that date. Any Cash Award under this Section shall be paid within 60 days after the Change in Control date.

4. Certain Limits.

Unless the Company provides otherwise by a separate written agreement or plan covering the Participant, if a Participant would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on the amounts payable under this Award Agreement and other amounts or benefits the Participant receives from a. the Company,

b. any person whose actions result in a change of ownership covered by Code Section 280G(b)(2) or c. any person affiliated with the Company or person required to be included to calculate parachute payments under Code Sections 280G and 4999, the amounts vested under this Award Agreement shall be reduced automatically to an amount one dollar less than that which, when combined with other amounts, would subject the Participant to the excise tax.

5. Legal Compliance.

The Participant will not be entitled to exercise this Award and the Company will not be obligated to issue any shares of Common Stock or cash under this Award Agreement, if at the exercise, the share issuance or cash payment would constitute the Participant’s or the Company’s violation of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. Whether or not the options and shares covered by the Plan have been registered pursuant to the Securities Act of 1933 (the “Act”) and prior to issuing any certificates for shares of Common Stock, the Company may require that the Participant represent in writing and in form and substance satisfactory to the Company, that he is acquiring shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of all or any part of the shares, in violation of the Act or any other securities laws.

6. Notice.

Notice of an Award exercise must be made in the following manner, using forms the Company may provide from time to time:

a. by registered or certified United States mail, postage prepaid, to Lyondell Chemical Company, Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, and the exercise date shall be the mailing date; or

b. by hand delivery or otherwise to Lyondell Chemical Company, Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, and the exercise date shall be the date when the Company acknowledges receipt of the notice.

Notwithstanding the foregoing, (1) if the Company’s address is changed before the exercise date of this Award, notice of exercise shall be made instead under the previous provisions at the Company’s current address, or (2) if the Committee delegates the administration of Award exercises to a third party administrator, notice of exercise shall be made instead according to the instructions that the third party administrator gives to the Participant for the exercise.

Any other notices provided for in this Award Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given on receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified in the Company’s records or at another address the Participant designates by written notice to the Company.

7. Stock Certificates.

Certificates representing shares of Common Stock attributable to vested or exercised Awards will bear all legends required by law and necessary or advisable to effectuate the Plan provisions and this Award Agreement.

8. Tax Withholding

The Company has the right to deduct applicable taxes from any Cash Award payment, to withhold an appropriate amount of cash to pay taxes required by law at delivery or when cash vesting occurs under this Plan or to take any other action that, in the Company’s opinion, may be necessary to satisfy all tax withholding obligations.

No certificates representing shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed on the Company for those shares of Common Stock has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Committee’s satisfaction. A Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant related to an Award of shares of Common Stock by delivering cash, by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, with a Fair Market Value determined according to the Plan equal to the amount required to be withheld or paid. The Participant must elect the withholding or payment method on or before the date that the amount of withholding taxes are determined.

9. Successors and Assigns.

This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted by the Plan or this Award Agreement.

10. Definitions.

The following definitions apply to this Award Agreement:

a. “Award Opportunity” means the percentage of the Target Performance Award payable to the Participant based on achieved performance

b. “Beneficiary” means (i) the Participant’s designated beneficiary under the Company’s group life insurance plan in which the Participant is eligible to participate, (ii) if there is no group life insurance designation, the Participant’s surviving spouse, or (iii) if there is no surviving spouse, the personal representative of the Participant’s estate.

c. “Change in Control” shall be deemed to have occurred on the date that one or more of the following occurs:

(i) Individuals who constitute the entire Board on the date of this amendment (“Incumbent Directors”) then cease to constitute at least a Board majority for any reason; provided, however, that any individual after the date of this amendment also shall be considered an Incumbent Director if the individual’s election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors, but an individual shall not be considered an Incumbent Director if the individual’s initial assumption of office occurs as a result of either an actual or threatened election contest, as those terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or as a result of other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board;

(ii) The consummation of any merger, consolidation, amalgamation, reorganization, share exchange or recapitalization of the Company (or, if the Company’s capital stock is affected, any Company subsidiary), or any sale, lease, exchange or other transfer (in one transaction of a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets (each of the foregoing being an “Acquisition Transaction”) where:

(1) the Company’s shareholders immediately before that Acquisition Transaction do not beneficially own, directly or indirectly, immediately after that Acquisition Transaction shares or other ownership interests representing in the aggregate fifty percent (50%) or more of (a) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from the merger, consolidation, amalgamation, reorganization, share exchange or recapitalization or acquiring such assets of the Company, as the case may be, or of its ultimate parent corporation or other entity, if any (the “Surviving Entity”), and (b) the Combined Voting Power of the Surviving Entity’s then outstanding Voting Securities, or

(2) the Incumbent Directors who initially approved the Acquisition Transaction do not constitute a majority of the Board of Directors, or similar managing group, of the Surviving Entity immediately after that Acquisition Transaction, or

(3) any Person directly or indirectly becomes the Beneficial Owner of the Surviving Entity’s securities representing, in the aggregate, more than twenty percent (20%) of either (A) the Surviving Entity’s then outstanding shares of common stock (“Common Shares”) or (B) the Combined Voting Power of all the Surviving Entity’s then outstanding Voting Securities, and that Person’s direct or indirect Beneficial Ownership of the Combined Voting Power of the outstanding

Voting Securities of the Surviving Entity immediately after the Acquisition Transaction is more than five percentage points greater than that Person’s Beneficial Ownership in the Combined Voting Power of the outstanding Voting Securities of the Company immediately before the Acquisition Transaction was initially approved;

(iii) The Company’s stockholders approve any plan or proposal to liquidate or dissolve the Company; or

(iv) Any Person becomes, directly or indirectly, the Beneficial Owner, of Company securities representing, in the aggregate, more than twenty percent (20%) of either (A) the then outstanding Common Shares or (B) the Combined Voting Power of all of the Company’s then outstanding Voting Securities; provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to occur under this Subsection (iv):

(1) Solely as a result of the Company acquiring securities in an transaction that reduces the outstanding number of Common Shares or other Voting Securities and thereby increases (a) the proportion of Common Shares beneficially owned by any Person to more than twenty percent (20%) of the then outstanding Common Shares, or (b) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than twenty percent (20%) of the Combined Voting Power of all then outstanding Voting Securities;

(2) Solely as a result of a Person acquiring securities directly from the Company, excluding any conversion of a security not acquired directly from the Company;

provided, further, that a Change in Control shall be deemed to occur if any Person referred to in paragraph (1) or (2) of this Subsection (iv) thereafter becomes the Beneficial Owner of additional shares or other ownership interests representing one percent (1%) or more of the Company’s outstanding Common Shares or one percent (1%) or more of the Combined Voting Power (other than as a result of (x) a stock split, stock dividend or similar transaction or (y) an event described in paragraph (1) or (2) of this Subsection (iv)).

(v) For purposes of this Change in Control definition, the following capitalized terms have the following meanings:

(1) “Affiliate” means, as to a specified person, another person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person, within the meaning of terms used in Rule 405 under the Securities Act of 1933, as amended, or any successor rule.

(2) “Beneficial Owner” has the meaning set forth in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

(3) “Combined Voting Power” means the aggregate votes entitled to be cast generally by holders of then outstanding Voting Securities of a corporation or other entity to elect the Board of Directors, or similar managing group, of that corporation or entity.

(4) “Person” means any individual, entity (including, without limit, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person excludes the Company, any of its subsidiaries or affiliates or LYONDELL-CITGO Refining LP (“LCR”), any employee benefit plan of the Company or LCR or any of their subsidiaries or any entity organized, appointed or established for or under the terms of any employee benefit plan by the Company, LCR, or their subsidiaries.

(5) “Voting Securities” means all securities of a corporation or other entity with the right, under ordinary circumstances, to vote to elect the Board of Directors or similar managing group of that corporation or other entity.

d. “Disability” means a permanent and total disability defined in the Company’s applicable long-term disability plan or policy.

e. “Employment” means employment as an Employee with the Company or any Subsidiary. Neither the Participant’s transfer from Company employment to employment by any Subsidiary, the Participant’s transfer from employment by any Subsidiary to Company employment, nor the Participant’s transfer between Subsidiaries shall be deemed to be a Participant’s employment termination. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Subsidiary for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

f. “Maximum Performance” means a Ranking considered to be outstanding performance.

g. “Payment Date” means the date when an Award is paid or delivered to the Participant.

h. “Peer Group” means the companies that were members of the S&P 500 Chemicals Index or the S&P Mid-Cap 400 Chemicals Index at the beginning of the applicable Performance Cycle and that are still publicly traded as of the last day of the applicable Performance Cycle, or other group of companies the Committee selects in its discretion.

i. “Performance Cycle” means the period beginning on January 1 of the year in which the Grant Date occurs and ending on December 31 in the third calendar year (including the year of the Grant) after the Grant Date.

j. “Ranking” means the relative performance of the Company compared to its Peer Group, based on Total Shareholder Return, and expressed as a percentile ranking.

k. “Retirement” means an Employment termination voluntarily initiated by the Participant on or after the earliest of i. age 65, ii. age 55 with 10 years of participation service credited under the Company’s qualified defined benefit pension plan in which the Participant is eligible to participate or iii. outside the United States, whenever retirement is permitted under applicable law (as the Committee determines in its sole judgment), if the Participant is eligible to receive a retirement benefit.

l. “Target Performance” means the expected Ranking for the applicable Performance Cycle.

m. “Target Performance Award” means the number of units, options, shares or SARs granted to the Participant on the Grant Date which the Participant may earn during the applicable Performance Cycle if the Company achieves Target Performance.

n. “Threshold Performance” means a Ranking considered to be the minimum acceptable performance to pay a Performance-Based Award.

o. “Total Shareholder Return” means the change in the market price of the Company’s Common Stock plus dividend yield, measured over the course of the applicable Performance Cycle.

p. “Vesting Date” means the date specified for vesting of all or a portion of an Award, as set forth in the Grant Letter; provided, however, that no Award shall fully vest before the earlier of (i) an event described in Part I, Sections 2 or 3, or (ii) the third anniversary of the Grant Date.

11. Governing Law.

This Award Agreement shall be governed by, construed and enforced according to the laws of the State of Texas.

II. CONDITIONS APPLICABLE TO SPECIFIC AWARDS.

1. Restricted Stock Awards.

a. The restricted period (“Restricted Period”) for a Restricted Stock Award shall lapse and the Award shall vest in one-third increments, with one-third of the Award vesting on each anniversary of the Vesting Date, until the Award is fully vested on the third anniversary of the Vesting Date. The Participant must be in continuous Employment from the Grant Date through each Vesting Date to vest the applicable portion of the Award.

b. Each Award shall be subject to the restrictions in this Section and a substantial risk of forfeiture during the Restricted Period. A Participant shall not be entitled to any Award payment until the Restricted Period for the applicable portion of the Award lapses and the Award vests. Non-vested Awards or non-vested portions of Awards and any unpaid associated Cash Award shall be forfeited on the date the Participant’s Employment terminates for any reason other than death, Disability, Retirement.

c. No rights related to an Award may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period. However, subject to the restrictions in this Award Agreement and the Plan, a Participant awarded Restricted Stock is entitled to all ownership rights, including voting rights and the right to receive any cash dividends that may be paid on non-vested shares of Restricted Stock.

d. When a portion of the Award vests, a Participant will receive a stock certificate covering a number of shares of Common Stock of the Company equal to the number of shares of Restricted Stock which vest. A Participant shall also become entitled to receive, as promptly as possible, a Cash Award equal to the Fair Market Value of a share of Common Stock of the Company on the vesting date, multiplied by the number of shares of Restricted Stock which vest.

2. Non-Qualified Stock Option Awards.

a. A Stock Option Award is intended to be a nonqualified stock option within the meaning of Code Section 83.

b. Except as provided in Part I, Section 3, one-third of a Stock Option Award (“Option”) shall become exercisable on each anniversary of the Vesting Date, until the Option is fully exercisable on the third anniversary of the Vesting Date. The Participant must be in continuous Employment from the Grant Date through each anniversary date of the applicable portion of the Award to become exercisable.

c. Except as provided in Part I, Section 3, this Award shall terminate and be of no force and effect for any Option not previously exercised by the Participant on the first to occur of:

i. the close of business on the tenth anniversary of the Grant Date;

ii. (1) for the portion of the Award exercisable on Employment termination (or which becomes exercisable on Employment termination due to death, Disability or Retirement), the expiration of (a) 90 days following the Participant’s Employment termination by the Company or a Subsidiary for reasons other than for cause (as determined by the

Committee), death, Disability or Retirement, or (b) five (5) years following the Participant’s Employment termination by death, Disability or Retirement; and

(2) for the portion of the Award not exercisable on Employment termination, the date the Participant’s Employment terminates;

iii. the date the Participant’s Employment terminates for any reason other than those described in ii.(1).

d. The Participant shall have no shareholder rights for shares of Common Stock subject to an Option unless and until the Option has been exercised and shares of Common Stock have been transferred to the Participant.

e. Subject to the limits of this Award Agreement and the Plan, this Award may be exercised by notice provided to the Company under Part I, Section 6. Notice shall (i) state the number of shares under the Option which are being exercised and (ii) be accompanied by a check, cash or money order payable to Lyondell Chemical Company in the full amount of the purchase price for any shares of Common Stock being acquired or, at the Participant’s option, accompanied by Common Stock owned by the Participant for at least six months equal in value to the full amount of the purchase price (or any combination of cash, check, money order or Common Stock). Common Stock shall be valued at its Fair Market Value on the exercise date to determine the amount, if any, of the purchase price satisfied by payment in Common Stock. Any Common Stock delivered to satisfy all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company.

On Notice of Award Exercise under Part I, Section 6, the Company shall provide the Participant with Shares of Common Stock equal to the number of Options exercised. Notwithstanding anything to the contrary, the Company, acting through the Committee, reserves the right to deliver a Cash Award in lieu of shares on an Option exercise equal to the number of Options exercised multiplied by the excess of the Fair Market Value of a share of Common Stock on the exercise date over the price per share at the Grant.

If any law or regulation requires the Company to take any action regarding the shares specified in the notice, or cash paid on exercise, the delivery time shall be postponed for the period of time necessary to take action.

3. Stock Appreciation Right Awards.

a. A Stock Appreciation Right Award (“SAR”) is the right to receive a Cash Award based on the number of SARs granted, with the value of the SAR equal to the appreciation in value of a share of Common Stock, over the price per share set forth in the Grant.

b. Except as provided in Part I, Section 3, one third of an SAR shall become exercisable on each anniversary of the Vesting Date, until the SAR becomes fully exercisable on the third anniversary of the Vesting Date. The Participant must be in continuous Employment from the Grant Date through each anniversary date for the applicable portion of the Award to become exercisable.

c. Except as provided in Part I, Section 3, this Award shall terminate and be of no force and effect for any SAR not previously exercised by the Participant on the first to occur of:

i. the close of business on the tenth anniversary of the Grant Date;

ii. (1) for the portion of the Award exercisable on Employment termination (or which becomes exercisable on Employment termination due to death, Disability or Retirement), the expiration of (a) 90 days following the Participant’s Employment termination by the Company or a Subsidiary for reasons other than for cause (as determined by the Committee), death, Disability or Retirement, or (b) five years following the Participant’s Employment termination by death, Disability or Retirement; and

(2) for the portion of the Award not exercisable on Employment termination, the date the Participant’s Employment terminates;

iii. the date the Participant’s Employment terminates for any reason other than those described in ii.(1).

d. The Participant shall have no rights as a shareholder in the Company or any right to receive Common Stock or any other form of equity interest in the Company as a result of this Award.

e. Subject to the limits of this Award Agreement and the Plan, this Award may be exercised by notice provided to the Company under Part I, Section 6. Notice shall state the number of SARs which are being exercised.

On Notice of Award exercise under Part I, Section 6, the Company shall pay the Participant a Cash Award equal to the number of SARs exercised multiplied by the excess of the Fair Market Value of a share of Common Stock on the exercise date over the initial value of the SAR at the Grant, unless the Committee determines that the Award will be satisfied by shares of Common Stock equal to this amount.

If any law or regulation requires the Company to take any action regarding the shares specified in the notice, or cash paid on exercise, the delivery time shall be postponed for the period of time necessary to take action.

4. Performance Units.

a. A Participant shall be entitled to an Award only if and when the Committee determines that previously established goals for the Award have been met.

b. The Award shall be forfeited if the Participant is not employed or has terminated Employment before the Payment Date for any reason other than death, Disability or Retirement.

i. If the Participant’s Employment ends due to death, Disability or Retirement before the Performance Cycle ends, the Participant, or the Participant’s Beneficiary, the Participant’s Award will be pro-rated based on the number of days the Participant was an employee during the Performance Cycle.

ii. If the Participant’s Employment ends due to death, Disability or Retirement after the end of the Performance Cycle but before the Payment Date, the Participant or his Beneficiary will be eligible for the full amount of the Award for that Performance Cycle.

Payment shall be made at the time and in the same form that Awards under this Section normally are paid or delivered to other Plan Participants.

c. The achievement of the following levels of performance shall be used to calculate the Award payable for a Performance Cycle:

i. Maximum Performance means a Ranking of at least 80th percentile.

ii. Target Performance means a Ranking of 50th percentile.

iii. Threshold Performance means a Ranking of 30th percentile.

The following chart shows the Award Opportunity for the level of performance achieved in the Performance Cycle:

Performance Level	% of Award Earned
Maximum Performance	200%
Target Performance	100%
Threshold Performance	20%
Below Threshold Performance	0%

The Award Opportunity for a Ranking between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be interpolated between the values listed in the chart above. However, the amount potentially payable to the Participant shall never exceed the percentage of a Participant’s Target Performance Award earned for Maximum Performance.

d. An Award will equal the product of (i) the number of Performance Units earned according to the performance level achieved in the Performance Cycle and (ii) the average Fair Market Value of a share of Common Stock on the last ten (10) trading days of the applicable Performance Cycle. Subject to the provisions of this Section, the Award will be paid as a Cash Award, unless the Committee specifically determines to pay the Award in shares of Common Stock, or in any combination of a Cash Award and shares of Common Stock. Payment will be made as soon as practicable after the close of the applicable Performance Cycle, following the Committee’s written determination of the attained performance level.